As filed with the Securities and Exchange Commission on December 12, 1997

                                                 Registration No. 333-41415


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           _________________________


                                Amendment No. 1
                                      to
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           _________________________


                            THE WARNACO GROUP, INC.


            (Exact name of registrant as specified in its charter)
                           _________________________

              Delaware                                        95-4032739

  (State or other jurisdiction of                          (I.R.S. Employer

   incorporation or organization)                        Identification No.)

                                  90 Park Avenue

                             New York, New York 10016

                                  (212) 661-1300

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            _________________________


                           Stanley P. Silverstein, Esq.
                  Vice President, General Counsel and Secretary

                             The Warnaco Group, Inc.

                                  90 Park Avenue

                             New York, New York 10016
                                  (212) 661-1300

                (Name, address, including zip code, and telephone

                number, including area code, of agent for service)
                            _________________________


                                    Copies to:
                              Robert E. Spatt, Esq.

                            Simpson Thacher & Bartlett

                               425 Lexington Avenue

                          New York, New York 10017-3909

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           _________________________

                        CALCULATION OF REGISTRATION FEE


                                               Proposed Maximum     Proposed Maximum          Amount of
     Title of Shares           Amount to       Aggregate Price          Aggregate           Registration
     To Be Registered        Be Registered       Per Unit<F1>      Offering Price<F1>            Fee
Class A Common Stock, par  5,340,773 shares         $28.59            $152,692,701             $45,045
value $.01



<F1> Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.



                           _________________________


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The estimated expenses payable by Warnaco in connection with the offering described in this Registration Statement are as follows:

Registration Fee  . . . . . . . . . . . . . . . . . . . .      $ 45,045
Legal fees and expenses . . . . . . . . . . . . . . . . .        25,000
Accounting fees and expenses  . . . . . . . . . . . . . .         5,000
Printing and duplicating expenses . . . . . . . . . . . .           500
Miscellaneous expenses  . . . . . . . . . . . . . . . . .         1,000
                                                                --------
   Total  . . . . . . . . . . . . . . . . . . . . . . . .      $ 76,545
                                                                ========



Item 15. Indemnification of Directors and Officers.

     Except to the extent indicated below, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of Warnaco is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

     Article Sixth of the Warnaco Charter contains a provision, permitted by
Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), limiting the personal monetary liability of directors for breach of fiduciary duties as a director. The DGCL and the Warnaco Charter provide that such provision does not eliminate or limit liability (i) for any breach of the director's duty of loyalty to Warnaco or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper benefit.

     Article VIII of the Warnaco Bylaws provides that Warnaco must indemnify directors and officers to the fullest extent permitted by the DGCL.

     Section 145 of the DGCL permits indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which an officer, director, employee or agent is a party by reason of the fact that he is or was such a director, officer, employee or agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
Section 145 also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability which may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not Warnaco would have the power to indemnify such persons against such liabilities under the provisions of such sections. Warnaco has purchased such insurance. Section 145 further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

Item 16. Exhibits.

       2.1     -    Agreement and Plan of Merger dated as of September 25,
                    1997, among The Warnaco Group, Inc., WAC Acquisition
                    Corporation and Designer Holdings Ltd.
       2.2     -    Stock Exchange Agreement dated as of September 25, 1997,
                    among The Warnaco Group, Inc., New Rio, L.L.C., and the
                    members of New Rio, L.L.C. signatory thereto.
       2.3     -    Amendment to Agreement and Plan of Merger dated as of
                    December 10, 1997, among The Warnaco Group, Inc., WAC
                    Acquisition Corporation and Designer Holdings Ltd.
       5.1     -    Opinion of Simpson Thacher & Bartlett as to the validity
                    of the Common Stock.
      23.1     -    Consent of Price Waterhouse LLP.
      23.2     -    Consent of Ernst & Young LLP.
      23.3     -    Consent of Simpson Thacher & Bartlett (included in
                    Exhibit 5.1).

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected on the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on December 11, 1997.
                                           THE WARNACO GROUP, INC.

                                           By:         *
                                               Linda J. Wachner
                                               Chairman of the Board, President
                                               and Chief Executive Officer




     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                       Title                      Date

       *                    Chairman of the Board,          December 11, 1997
Linda J. Wachner            President and Chief Executive
                            Officer (Principal Executive
                            Officer)

       *                     Senior Vice President and      December 11, 1997
William S. Finkelstein       Chief Financial Officer
                             (Principal Financial Officer
                             and Principal Accounting
                             Officer)

       *                     Director                       December 11, 1997
Joseph A. Califano, Jr.

       *                     Director                       December 11, 1997
Joseph H. Flom

       *                     Director                       December 11, 1997
Andrew G. Galef

       *                     Director                       December 11, 1997
Walter F. Loeb

       *                     Director                       December 11, 1997
Stewart A. Resnick

       *                     Director                       December 11, 1997
James R. Jones




* /s/Stanley P. Silverstein  Attorney-in Fact               December 11, 1997
  Stanley P. Silverstein

                               INDEX TO EXHIBITS

                                                                Sequentially
                                                                  Numbered
Exhibit                                                             Pages
 Number                 Description of Exhibits

* 2.1  -   Agreement and Plan of Merger dated as of September
           25, 1997, among The Warnaco Group, Inc., WAC
           Acquisition Corporation and Designer Holdings Ltd.

* 2.2  -   Stock Exchange Agreement dated as of September 25,
           1997, among The Warnaco Group, Inc., New Rio,
           L.L.C., and the members of New Rio, L.L.C. signatory thereto.

  2.3  -   Amendment to Agreement and Plan of Merger dated
           December 10, 1997, among The Warnaco Group, Inc.,
           WAC Acquisition Corporation and Designer Holdings Ltd.

* 5.1  -   Opinion of Simpson Thacher & Bartlett as to the
           validity of the Common Stock.

* 23.1 -   Consent of Price Waterhouse LLP

* 23.2 -   Consent of Ernst & Young LLP

* 23.3 -   Consent of Simpson Thacher & Bartlett (included in
           Exhibit 5.1)

_____________________
*  Previously filed.